Exhibit 99.1

Schedule 13G JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned parties hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13G (including any amendments thereto) with respect to the ordinary shares, par value of US$0.0001 per share, of CNFinance Holdings Limited.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning another party unless such party knows or has reason to believe such information is inaccurate. It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to such statement on Schedule 13G, and any amendments thereto, filed on behalf of the parties hereto.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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Signature Page

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 14, 2019.

Fanhua Inc.	By:	/s/ Chunlin Wang
	Name:	Chunlin Wang
	Title:	Chairman

CISG Holdings Ltd.	By:	/s/ Peng Ge
	Name:	Peng Ge
	Title:	Director

[Signature Page to Joint Filing Agreement]